UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MYERS INDUSTRIES, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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April 17, 2012

Dear Fellow Shareholder:

We wanted to share with you the attached press release announcing that the nation’s leading independent proxy advisory services recommend that Myers Industries shareholders vote FOR all agenda items on the WHITE proxy card.

We urge you to vote FOR your Board’s nominees for election on the enclosed WHITE proxy card and simply discard any Blue proxy card you may have received.

Thank you for your continued support.

Respectfully,

Richard P. Johnston Chairman of the Board of Directors	John C. Orr President and Chief Executive Officer

YOUR VOTE IS IMPORTANT!

Remember, you can vote your shares by telephone or via the Internet.

Please follow the easy instructions on the enclosed WHITE proxy card.

If you have any questions, or need assistance in voting

your shares, please call our proxy solicitor,

INNISFREE M&A INCORPORATED

TOLL-FREE, at 1-888-750-5834.

We urge you NOT to sign any Blue proxy card sent to you by GAMCO, as doing so will revoke any earlier vote you submitted. Even if you have already submitted the Blue card, you have every right to change your vote.

News Release NYSE: MYE

Contact(s):

- Donald A. Merril, Senior Vice President & Chief Financial Officer

- Monica Vinay, Director, Investor & Financial Relations

- Max Barton, Director, Corporate Communications

(330) 253-5592

Proxy Advisory Firms Support Myers Industries’

Board Recommended Nominees for Directors

Firms Recommend Shareholders Vote the Company’s WHITE Proxy Card

April 16, 2012, Akron, Ohio—Myers Industries, Inc. (NYSE: MYE) today announced that the two leading proxy advisory firms—Institutional Shareholder Services Inc. (ISS) and Glass, Lewis & Co. LLC (Glass Lewis)—have recommended that shareholders vote FOR the election of all of the Company’s Board of Directors nominees on the WHITE Proxy Card at the 2012 Annual Meeting of Shareholders.

In their analyses, ISS and Glass Lewis conclude that GAMCO Asset Management, Inc., the Company’s shareholder that has nominated two candidates to the Board, has not provided a compelling argument either in favor of its candidates or against the Board recommended nominees, given the Company’s operating performance and share price appreciation. The proxy advisory firms note that GAMCO has offered no plans to improve upon the Company’s ongoing strategy for value creation—a strategy that in 2011 continued a momentum of improved sales, gross margin, income, earnings per share and cash flow, while delivering total shareholder return outperforming the Company’s peer group and the S&P SmallCap 600 Index.

The firms also recommended shareholder approval for ratification of Ernst & Young LLP as the Company’s independent auditors (Proposal 2); and approval for the Company’s executive compensation program (Proposal 3).

The recommendations to vote “FOR” the Company’s WHITE Card were issued to each proxy firm’s respective subscribers. The firms recommended “DO NOT VOTE” on the Blue Card of GAMCO.

The Annual Meeting of Shareholders will be held on April 27, 2012, at 9 a.m. ET, at the Company’s Louis S. Myers Training Center in Akron, Ohio.

If shareholders have any questions, or need assistance in voting shares, please contact the Company’s proxy solicitor, INNISFREE M&A INCORPORATED, TOLL-FREE, at 1-888-750-5834.

About Myers Industries

Myers Industries, Inc. is a diversified, international manufacturer of polymer products for industrial, agricultural, automotive, commercial and consumer markets. The Company is also the largest wholesale distributor of tools, equipment and supplies for the tire, wheel and undervehicle service industry in the U.S. The Company reported net sales of $755.7 million in 2011. Visit www.myersindustries.com to learn more, or visit www.facebook.com/myersindustries to connect with the Company’s social community.

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